UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

January 7, 2008

Date of Report (date of earliest event reported)

CARRIER ACCESS CORPORATION

(Exact name of Registrant as specified in its charter)

State of Delaware	000-24597	84-1208770
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification Number)

5395 Pearl Parkway

Boulder, Colorado 80301

(Address of principal executive offices)

(303) 218-5455

(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.02.	Results of Operations and Financial Condition

Carrier Access Corporation (the “Company”) reports that its unaudited cash, cash equivalents and short term investments at December 31, 2007 were approximately $74.5 million. The Company’s unaudited revenue for the three and twelve month periods ended December 31, 2007 was $8.3 million and $32.0 million, respectively. These amounts do not include approximately $170,000 and $243,000 of revenue for the three and twelve month periods ended December 31, 2007, respectively, which were reclassified to discontinued operations as a result of the discontinuance of the EdgeFlex product line in December 2007. Carrier Access does not anticipate that it will hold a conference call to review fourth quarter and fiscal 2007 results of operations.

Forward-Looking Statement Caution

This report contains forward-looking statements about our unaudited fourth quarter of fiscal 2007 operating results, which reflect management’s best judgment based on factors currently known. These statements involve risks and uncertainties, including potential discrepancies between management’s initial estimates and the final operating results for the fourth quarter of fiscal 2007, subsequent adjustments to results for fourth quarter of fiscal 2007 made in connection with closing the quarter, continuing uncertainty regarding general economic conditions, changes in capital spending by carriers and telecommunications companies, growth rates within our industry, the successful development and market acceptance of new products, the degree of competition in the market for such products, the product and channel mix, component costs, manufacturing efficiencies, and other risks detailed in our annual report on Form 10-K for the year ended December 31, 2006, our quarterly report on Form 10-Q for the period ended September 30, 2007 and other documents periodically filed with the Securities and Exchange Commission. These risks and uncertainties could cause actual results to differ materially from those in the forward-looking statements included in this press release. We do not undertake any obligation to revise or update any forward-looking statements, whether as a result of new information, future events, or otherwise.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CARRIER ACCESS CORPORATION

Date: January 7, 2008	By:	/s/ GARY GATCHELL
Gary Gatchell Chief Financial Officer